Ohr Pharmaceutical, Inc. 10-K

Exhibit 10.8(b)

FIRST AMENDMENT

TO
OHR PHARMACEUTICAL, INC.

AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

This First Amendment (this “Amendment”) is to be effective as of March 31, 2014.

1. Section 4(a) of the Ohr Pharmaceutical, Inc. 2014 Stock Incentive Plan is amended and restated in its entirety as follows:

“(a) Number of Shares Available for Awards. The shares subject to Awards granted under the Plan shall be 2,750,000 Shares. Such Shares subject to the Plan may be either authorized and unissued Shares (which will not be subject to preemptive rights) or previously issued Shares acquired by the Company or any Affiliate.

2. This Amendment was duly adopted and approved by the Board of Directors of Ohr Pharmaceutical, Inc. (the “Company”) on January 6, 2015 and by the stockholders of the Company on March 10, 2015.